UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) September 7, 2010

AnchorBanCorp Wisconsin Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	000-20006	39-1726871
(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

25 West Main Street, Madison, Wisconsin	53703
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: 608-252-8982
     (Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.
On September 7, 2010, Anchor BanCorp Wisconsin Inc., the holding company for AnchorBank, fsb (Bank), issued a press release announcing that the Bank received conditional approval of its Capital Restoration Plan (Plan) from its primary federal regulator, the Office of Thrift Supervision (OTS). In conjunction with this approval, the Board of Directors has executed a Stipulation and Consent to a Prompt Corrective Action Directive (Directive) dated August 31, 2010, with the OTS.
The Plan included two sets of assumptions for continuing to improve the Bank’s capital levels, one based on obtaining capital from an outside source and one which reflects the results of the Bank’s ongoing initiatives in the absence of an external capital infusion. An essential element for the conditional approval of the Plan was the Bank’s ability to attain “adequately capitalized” (8.0% or greater Total Risk Based Capital) status as of July 31, 2010. Based on the Bank’s internal financial reporting, a Total Risk Based Capital level of 8.05% was achieved as of July 31, 2010.
In addition to requiring compliance with the Plan, the Directive imposes certain other operating requirements and restrictions, most of which were also part of the voluntary Cease and Desist order entered into with the OTS in June 2009, including (i) monthly reporting on variances from the Plan, (ii) compliance with certain restrictions on capital distributions, (iii) a prohibition against payment of management fees, (iv) limitations on asset growth, acquisitions of interests in other institutions, and branching, (v) a requirement for OTS approval for sales of real estate owned if the sales price exceeds $3,500,000 or is less than 85% of the property’s book value, and (vi) enhanced liquidity reporting.
The description above is a summary of the terms of the Directive. This description does not purport to be complete and it is qualified in its entirety by reference to the Directive, a copy of which is attached to this report as Exhibit 99.1 and is incorporated herein by reference.
A copy of the press release issued by the Company on September 7, 2010 in connection with the Directive is attached as Exhibit 99.2.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit 99.1	Prompt Corrective Action Directive, dated August 31, 2010.

Exhibit 99.2	Press Release dated September 7, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Anchor BanCorp Wisconsin Inc. (Registrant)

September 8, 2010 (Date)	/s/ Mark D. Timmerman Mark D. Timmerman
Executive Vice President, Secretary and General Counsel